Exhibit 99.1

Press Release

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Updates Outlook for First Quarter

LOS GATOS, Calif., December 16, 2008 – Hifn™ (NASDAQ: HIFN), the catalyst behind storage and networking innovation, announced today that it expects revenue for the first fiscal quarter of 2009, ending December 31, 2008, to be 15% to 20% lower than fourth quarter revenue.  Additionally, the company also expects gross margins for the first fiscal quarter to rise sequentially and be in the range of 65% to 69%.

“Customer demand for our products has softened and has caused them to push out orders this quarter,” said Albert Sisto, chairman and chief executive officer for Hifn.  “Given the general weakness in the macro-economic environment we are proactively working with our customers to help them manage their inventory levels and have accepted their rescheduling requests.  The affects of this global economic slowdown have adversely affected our business and are disappointing.  However, we continue to experience new design wins for our products, which we expect will go into production next year.  We remain confident that our low-power, cost-effective solutions are well positioned for the market and will contribute to the company’s growth in 2009 and beyond.”

Hifn expects to hold its Q1 FY09 earnings call on Tuesday, February 3 after the market closes.  The company will confirm the date and time as well as release call-in details closer to the earnings date.

About Hifn
Hifn (NASDAQ:HIFN) delivers the key OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), we are a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: www.hifn.com.

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“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including, without limitation, statements related to Hifn proactively working with their customers to help them manage their inventory levels and have accepted customers rescheduling requests, Hifn experiencing new design wins, which are expected to go into production next year, Hifn’s low-power, cost-effective solutions are well positioned for the market, and that those solutions will contribute to the company’s growth in 2009 and beyond are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; and orders from Hifn’s customers may be below the company’s current expectations. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.